Exhibit 4.3

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock of Evommune, Inc., or the Company, and certain provisions of the Company’s amended and restated certificate of incorporation, or the restated certificate, and amended and restated bylaws, or restated bylaws, are summaries. These summaries are qualified in their entirety by reference to the provisions of the Delaware General Corporation Law and the complete text of the restated certificate and restated bylaws, which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, of the Company’s Annual Report on Form 10-K to which this description is also an exhibit.

General

The restated certificate authorizes the Company to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. The Company’s board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Voting

Each holder of the Company’s common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds.

Liquidation

In the event of the Company’s liquidation, dissolution or winding-up, holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights, Preferences, and Privileges

Holders of the Company’s common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to its common stock. The rights, preferences, and privileges of the holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s preferred stock that may be designated and issued in the future.

Fully Paid and Nonassessable

All of the Company’s outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The Company’s board of directors has the authority, without action by the stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The Company’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on the Company’s common stock, diluting the voting power of the Company’s common stock, impairing the liquidation rights of the Company’s common stock or delaying, deferring or preventing a change in control of us, which might harm the market price of the Company’s common stock.

The Company’s board of directors will make any determination to issue such shares based on its judgment as to the Company’s best interests and the best interests of the Company’s stockholders. The Company has no shares of preferred stock outstanding and has no current plans to issue any shares of preferred stock.

Registration Rights

Certain holders of shares of the Company’s common stock are entitled to rights with respect to the registration of these securities under the Securities Act of 1933, as amended, or the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, by and among the Company and certain of its stockholders. These shares are collectively herein referred to as registrable securities.

The Investors’ Rights Agreement includes demand registration rights, short-form registration rights and piggyback registration rights. The demand, short form, and piggyback registration rights described below will generally expire on the fifth anniversary of the Company’s initial public offering, or with respect to any particular holder, at such time that such holder can sell its shares without limitation under Rule 144 of the Securities Act during any three-month period, or after the consummation of a liquidation event.

Demand Registration Rights

At any time after May 5, 2026, the holders of the Company’s registrable securities will be entitled to certain demand registration rights. Upon the request of holders of at least a majority of its outstanding registrable securities, the Company will be required to file a registration statement and effect the registration of these shares for public resale, unless its board of directors decides in good faith that such registration would be materially detrimental to the Company and its stockholders under the circumstances. The Company is required to effect up to two registrations pursuant to this provision of the Investors’ Rights Agreement.

Short Form Registration Rights

The holders of the Company’s registrable securities are also entitled to short form registration rights. If the Company is eligible to file a registration statement on Form S-3, upon the request of holders of at least 20% of its outstanding registrable securities to sell registrable securities with an anticipated aggregate offering amount of at least $5.0 million net of certain expenses related to the offering, the Company will be required to effect a registration of such shares, unless its board of directors decides in good faith that such registration would be materially detrimental to the Company and its stockholders under the circumstances. The Company is required to effect up to two registrations in any twelve-month period pursuant to this provision of the Investors’ Rights Agreement.

Piggyback Registration Rights

In the event that the Company proposes to, subject to limited exceptions, register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders of the Company’s outstanding registrable securities are entitled to include their shares in the registration. Subject to certain exceptions contained in the Investors’ Rights Agreement, the Company and the underwriters may limit the number of shares included in the underwritten offering if the underwriters determine that marketing factors require a limitation of the number of shares to be underwritten.

Expenses of Registration

The Company will pay the registration expenses, subject to certain limited exceptions contained in the Investors’ Rights Agreement, of the holders of the shares registered pursuant to the demand, short form and piggyback registration rights described above, including the expenses of one counsel for the selling holders.

Anti-Takeover Provisions

Delaware Takeover Statute

The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•
at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of the Company’s restated certificate and restated bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company’s board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with the restated certificate, its board is divided into three classes serving staggered three-year terms, with one class being elected each year. The restated certificate also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by the affirmative vote of a majority of the directors then in office even if less than a quorum.

No written consent of stockholders. The restated certificate provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of the restated bylaws or removal of directors by the Company’s stockholders without holding a meeting of stockholders.

Meetings of stockholders. The restated bylaws provide that only a majority of the members of the Company’s board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. The restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. The restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the restated bylaws.

Amendment to certificate of incorporation and bylaws. As required by the DGCL, any amendment of the restated certificate of incorporation must first be approved by a majority of the board of directors and, if required by law or the restated certificate, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of the restated certificate must be approved by at least a majority of all of the outstanding shares of each class entitled to vote thereon voting together as a single class. The restated bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the restated bylaws, and may also be amended by the affirmative vote of at least a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class.

Undesignated preferred stock. The restated certificate provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Company’s board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Exclusive forum. The restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the directors or officers to the Company or its stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or the certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternate forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, as the Company is a Delaware corporation. Although the restated bylaws contain the choice of forum provision described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.

Listing

The Company’s common stock is listed on the New York Stock Exchange under the symbol “EVMN.”